EXHIBIT 16.1

Schumacher & Associates Inc.
2525 Fifteenth Street, Suite 3H,
Denver, Colorado 80211
(303)-480-5037

March 7, 2007

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.
USA 20549

Dear Sir and/or Madam:

We have read the statements about our firm included under Item 4 in the Form 8-K, dated March 8, 2007 of DigitalPost Interactive, Inc. (fka: HomAssist Corporation) to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in paragraphs 1 through 4. We have no basis to agree or disagree with statements in paragraphs 5 and 6.

Yours truly,

/s/ Schumacher & Associates Inc.

Schumacher & Associates Inc.